Exhibit 99.(d)(1)(B)

AMERICAN BEACON FUNDS

AMERICAN BEACON SELECT FUNDS

AMENDMENT TO

Management Agreement

The attached amended and restated Schedule A is hereby incorporated into the Management Agreement dated April 30, 2015, as amended (“Agreement”), by and between the American Beacon Funds and the American Beacon Select Funds, each a Massachusetts business trust (each, a “Trust”), on behalf of each Fund of a Trust listed on Schedule A hereto, as may be amended from time to time (each, a “Fund”), and American Beacon Advisors, Inc., a Delaware corporation (“Manager”), and supersedes any prior Schedule A to the Agreement.

Dated: January 28, 2016

AMERICAN BEACON FUNDS
AMERICAN BEACON SELECT FUNDS

By:	/s/ Gene L. Needles, Jr.
President

AMERICAN BEACON ADVISORS, INC.

By:	/s/ Jeffrey K. Ringdahl
Chief Operating Officer

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AMERICAN BEACON FUNDS

AMERICAN BEACON SELECT FUNDS

Management Agreement

AMENDED AND RESTATED

SCHEDULE A

I.	Management Fees

As compensation pursuant to Paragraph 7 of the Management Agreement for services rendered pursuant to such Agreement (other than the securities lending services set forth in Paragraph 2(b) of the Agreement), the American Beacon Funds and the American Beacon Select Funds shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as a percentage of each applicable Fund’s average daily net assets. For the Funds listed below for which an asterisk appears next to the fee rates, the Manager shall be responsible for paying the fees of any Subadviser to whom it directly delegates duties pursuant to Paragraph 2(f) of the Management Agreement; in all other instances, the Funds shall pay such fees.

A.	American Beacon Funds

Acadian Emerging Markets Managed Volatility Fund	0.05%
AHL Managed Futures Strategy Fund	0.05%
Bahl & Gaynor Small Cap Growth Fund	0.05%
Balanced Fund	0.05%
Bridgeway Large Cap Growth Fund	0.05%
Bridgeway Large Cap Value Fund	0.05%
Crescent Short Duration High Income Fund	0.05%
Flexible Bond Fund	0.05%
Global Evolution Frontier Markets Income Fund	0.05%
Grosvenor Long/Short Fund	1.55%*
Holland Large Cap Growth Fund	0.05%
Ionic Strategic Arbitrage Fund	0.05%
International Equity Fund	0.05%
Large Cap Value Fund	0.05%
Mid-Cap Value Fund	0.05%
Retirement Income and Appreciation Fund	0.05%
SiM High Yield Opportunities Fund	0.05%
SGA Global Growth Fund	0.05%
Small Cap Value Fund	0.05%
Small Cap Value II Fund	0.05%
Sound Point Floating Rate Income Fund	0.05%
Stephens Mid-Cap Growth Fund	0.05%
Stephens Small Cap Growth Fund	0.05%
The London Company Income Equity Fund	0.05%
Treasury Inflation Protected Securities Fund	0.05%
Zebra Small Cap Equity Fund	0.05%

For purposes of computing the fee payable by the AHL Managed Futures Strategy Fund hereunder, the average daily net assets of the AHL Managed Futures Strategy Fund shall include the assets invested by the Fund in the Fund’s wholly-owned subsidiary, the American Beacon Cayman Managed Futures Strategy Fund, Ltd.

To the extent and for such periods of time that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company pursuant to a master-feeder arrangement, then such Fund will not pay the Manager a fee pursuant to the schedule set forth above.

B.	American Beacon Select Funds

Money Market Select Fund	0.09%*
U.S. Government Money Market Select Fund	0.09%*

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To the extent and for such periods of time that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company pursuant to a master-feeder arrangement, then such Fund shall not pay the Manager a fee pursuant to the schedule set forth above.

II.	Advisory Fees

As compensation pursuant to Paragraph 7 of the Management Agreement for direct portfolio management of a portion of a Fund’s assets (which is in addition to the direct portfolio management services of a Fund’s short-term cash assets) rendered pursuant to such Agreement (other than the management services set forth in Paragraph 2 and the securities lending services set forth in Paragraph 2(b) of that Agreement), the American Beacon Funds shall pay to the Manager an advisory fee, computed daily and paid monthly, at the following annual rates as a percentage of the portion of the Fund’s average daily net assets managed by the Manager:

Balanced Fund	0.15%
Retirement Income and Appreciation Fund	0.15%

III.	Securities Lending Fees

As compensation for services provided by the Manager in connection with securities lending activities of each Fund of a Trust, a lending Fund shall pay to the Manager, with respect to cash collateral posted by borrowers, a fee of up to 25% of the net monthly interest income (the gross interest income earned by the investment of cash collateral, less the amount paid to borrowers as well as related expenses) from such activities and, with respect to loan fees paid by borrowers when a borrower posts collateral other than cash, a fee up to 25% of such loan fees.

Dated: January 28, 2016

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